EXHIBIT 2

Directors and Executive Officers Cap Rock Holding Corporation

and

Managers of LBG Cap Rock LLC

The following table is a list of the directors and executive officers of Cap Rock Holding Corporation (“CHC”) and the managers of LGB Cap Rock LLC (“LGB CR LLC”), setting forth the name, present position with CHC, present position with LGB CR LLC and present principal occupation or employment (along with the name of any corporation or other organization in which such employment is conducted.) Each person listed below is a citizen of the United States, except for Robert Roriston, who is a citizen of the United Kingdom. The business address of each individual listed below is Goldberg Lindsay & Co. LLC, 630 Fifth Avenue, New York, NY.

Name	Position with CHC	Position with LGB CR LLC	Present Principal Occupation or Employment
Alan E. Goldberg	Director, Co-President	Manager	Co-Managing Partner, Goldberg Lindsay & Co. LLC
Robert D. Lindsay	Director, Co-President	Manager	Co-Managing Partner, Goldberg Lindsay & Co. LLC
Robert J.S. Roriston	Vice President,Treasurer	Manager	Partner, Goldberg Lindsay & Co. LLC
J. Russell Triedman	Director, Vice President, Secretary	Manager	Principal, Goldberg Lindsay & Co. LLC